                          PHILIP MORRIS COMPANIES INC.
                                and SUBSIDIARIES

                    Consolidated Financial Statements as of
                 December 31, 2001 and 2000 and for Each of the
               Three Years in the Period Ended December 31, 2001

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Philip Morris Companies Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Philip Morris Companies Inc. and its subsidiaries (the "Company") at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
January 28, 2002

                          PHILIP MORRIS COMPANIES INC.
                                and SUBSIDIARIES
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                (in millions of dollars, except per share data)
                                  ------------

                                           2001        2000
                                           ----        ----
ASSETS
  Consumer products
    Cash and cash equivalents            $    453    $    937
    Receivables (less allowances of
      $193 and $199)                        5,148       5,019
    Inventories:
      Leaf tobacco                          3,827       3,749
      Other raw materials                   1,909       1,721
      Finished product                      3,187       3,295
                                         --------    --------
                                            8,923       8,765
    Other current assets                    2,751       2,517
                                         --------    --------
      Total current assets                 17,275      17,238
    Property, plant and equipment, at
      cost:
      Land and land improvements              796         784
      Buildings and building equipment      6,347       6,255
      Machinery and equipment              17,152      16,440
      Construction in progress              1,330       1,427
                                         --------    --------
                                           25,625      24,906
      Less accumulated depreciation        10,488       9,603
                                         --------    --------
                                           15,137      15,303
    Goodwill and other intangible
      assets (less accumulated
      amortization of $7,363 and
      $6,319)                              37,548      33,090
    Other assets                            6,144       5,034
                                         --------    --------
      Total consumer products assets       76,104      70,665
  Financial services
    Finance assets, net                     8,691       8,118
    Other assets                              173         284
                                         --------    --------
      Total financial services assets       8,864       8,402
                                         --------    --------

      TOTAL ASSETS                        $84,968     $79,067
                                         ========    ========

                                           2001        2000
                                           ----        ----
LIABILITIES
  Consumer products
    Short-term borrowings                $    997    $  3,166
    Current portion of long-term debt       1,942       5,775
    Accounts payable                        3,600       3,787
    Accrued liabilities:
      Marketing                             2,794       3,082
      Taxes, except income taxes            1,654       1,436
      Employment costs                      1,192       1,317
      Settlement charges                    3,210       2,724
      Other                                 2,480       2,572
    Income taxes                            1,021         914
    Dividends payable                       1,251       1,176
                                         --------    --------
      Total current liabilities            20,141      25,949
    Long-term debt                         17,159      18,255
    Deferred income taxes                   5,238       1,827
    Accrued postretirement health care
      costs                                 3,315       3,287
    Minority interest                       4,013         302
    Other liabilities                       7,796       7,015
                                         --------    --------
      Total consumer products
        liabilities                        57,662      56,635
  Financial services
    Short-term borrowings                     512       1,027
    Long-term debt                          1,492         899
    Deferred income taxes                   5,246       4,838
    Other liabilities                         436         663
                                         --------    --------
      Total financial services
        liabilities                         7,686       7,427
                                         --------    --------
      Total liabilities                    65,348      64,062
                                         --------    --------
Contingencies (Note 16)
STOCKHOLDERS' EQUITY
  Common stock, par value $0.33 1/3 per
    share (2,805,961,317 shares issued)       935         935
  Additional paid-in capital                4,503
  Earnings reinvested in the business      37,269      33,481
  Accumulated other comprehensive
    losses (including currency
    translation of $3,238 and $2,864)      (3,373)     (2,950)
  Cost of repurchased stock
    (653,458,100 and 597,064,937
    shares)                               (19,714)    (16,461)
                                         --------    --------
      Total stockholders' equity           19,620      15,005
                                         --------    --------
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY             $ 84,968    $ 79,067
                                         ========    ========

      See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                (in millions of dollars, except per share data)
                                  ------------

                                                               2001      2000      1999
                                                               ----      ----      ----
Operating revenues                                            $89,924   $80,356   $78,596
Cost of sales                                                  33,267    29,148    29,561
Excise taxes on products                                       16,980    17,080    16,845
                                                              -------   -------   -------
  Gross profit                                                 39,677    34,128    32,190
Marketing, administration and research costs                   22,961    18,731    17,992
Amortization of goodwill and other intangible assets            1,014       591       582
                                                              -------   -------   -------
  Operating income                                             15,702    14,806    13,616
Interest and other debt expense, net                            1,418       719       795
                                                              -------   -------   -------
  Earnings before income taxes, minority interest and
     cumulative effect of accounting change                    14,284    14,087    12,821
Provision for income taxes                                      5,407     5,450     5,020
                                                              -------   -------   -------
  Earnings before minority interest and cumulative effect of
     accounting change                                          8,877     8,637     7,801
Minority interest in earnings                                     311       127       126
                                                              -------   -------   -------
  Earnings before cumulative effect of accounting change        8,566     8,510     7,675
Cumulative effect of accounting change                             (6)
                                                              -------   -------   -------
  Net earnings                                                $ 8,560   $ 8,510   $ 7,675
                                                              =======   =======   =======
Per share data:
  Basic earnings per share before cumulative effect of
     accounting change                                        $  3.93   $  3.77   $  3.21
  Cumulative effect of accounting change                        (0.01)
                                                              -------   -------   -------
  Basic earnings per share                                    $  3.92   $  3.77   $  3.21
                                                              =======   =======   =======
  Diluted earnings per share before cumulative effect of
     accounting change                                        $  3.88   $  3.75   $  3.19
  Cumulative effect of accounting change                        (0.01)
                                                              -------   -------   -------
  Diluted earnings per share                                  $  3.87   $  3.75   $  3.19
                                                              =======   =======   =======

                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY

                (in millions of dollars, except per share data)
                                  ------------

                                                                          Accumulated Other
                                                                   Comprehensive Earnings (Losses)
                                                                   -------------------------------
                                      Additional     Earnings        Currency                           Cost of         Total
                             Common    Paid-in     Reinvested in   Translation                        Repurchased   Stockholders'
                             Stock     Capital     the Business    Adjustments    Other     Total        Stock         Equity
                             ------   ----------   -------------   -----------    -----     -----     -----------   -------------
Balances, January 1, 1999     $935      $   --        $26,261        $(1,081)     $ (25)   $(1,106)    $ (9,893)       $16,197
Comprehensive earnings:
  Net earnings                                          7,675                                                            7,675
  Other comprehensive
    losses, net of income
    taxes:
    Currency translation
      adjustments                                                       (975)                 (975)                       (975)
    Additional minimum
      pension liability                                                             (27)       (27)                        (27)
                                                                                                                       -------
  Total other comprehensive
    losses                                                                                                              (1,002)
                                                                                                                       -------
Total comprehensive
  earnings                                                                                                               6,673
                                                                                                                       -------
Exercise of stock options
  and issuance of other
  stock awards                                             13                                               115            128
Cash dividends declared
  ($1.84 per share)                                    (4,393)                                                          (4,393)
Stock repurchased                                                                                        (3,300)        (3,300)
                              ----      ------        -------        -------      -----    -------     --------        -------
  Balances, December 31,
    1999                       935          --         29,556         (2,056)       (52)    (2,108)     (13,078)        15,305
Comprehensive earnings:
  Net earnings                                          8,510                                                            8,510
  Other comprehensive
    losses, net of income
    taxes:
    Currency translation
      adjustments                                                       (808)                 (808)                       (808)
    Additional minimum
      pension liability                                                             (34)       (34)                        (34)
                                                                                                                       -------
  Total other comprehensive
    losses                                                                                                                (842)
                                                                                                                       -------
Total comprehensive
  earnings                                                                                                               7,668
                                                                                                                       -------
Exercise of stock options
  and issuance of other
  stock awards                                            (37)                                              217            180
Cash dividends declared
  ($2.02 per share)                                    (4,548)                                                          (4,548)
Stock repurchased                                                                                        (3,600)        (3,600)
                              ----      ------        -------        -------      -----    -------     --------        -------
  Balances, December 31,
    2000                       935          --         33,481         (2,864)       (86)    (2,950)     (16,461)        15,005
Comprehensive earnings:
  Net earnings                                          8,560                                                            8,560
  Other comprehensive
    losses, net of income
    taxes:
    Currency translation
      adjustments                                                       (753)                 (753)                       (753)
    Additional minimum
      pension liability                                                             (89)       (89)                        (89)
    Change in fair value of
      derivatives accounted
      for as hedges                                                                  33         33                          33
                                                                                                                       -------
  Total other comprehensive
    losses                                                                                                                (809)
                                                                                                                       -------
Total comprehensive
  earnings                                                                                                               7,751
                                                                                                                       -------
Exercise of stock options
  and issuance of other
  stock awards                             138             70                                               747            955
Cash dividends declared
  ($2.22 per share)                                    (4,842)                                                          (4,842)
Stock repurchased                                                                                        (4,000)        (4,000)
Sale of Kraft Foods Inc.
  common stock                           4,365                           379          7        386                       4,751
                              ----      ------        -------        -------      -----    -------     --------        -------
  Balances, December 31,
    2001                      $935      $4,503        $37,269        $(3,238)     $(135)   $(3,373)    $(19,714)       $19,620
                              ====      ======        =======        =======      =====    =======     ========        =======

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)
                                  ------------

                                                               2001        2000       1999
                                                               ----        ----       ----
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
  Net earnings - Consumer products                            $ 8,382    $  8,345    $ 7,534
               - Financial services                               178         165        141
                                                              -------    --------    -------
  Net earnings                                                  8,560       8,510      7,675
  Adjustments to reconcile net earnings to operating cash
     flows:
  Consumer products
     Cumulative effect of accounting change                         6
     Depreciation and amortization                              2,337       1,717      1,702
     Deferred income tax provision (benefit)                      277         660       (156)
     Loss on sale of a North American food factory and
       integration costs                                           82
     Escrow bond for domestic tobacco litigation               (1,200)
     Gains on sales of businesses                                  (8)       (274)       (62)
     Cash effects of changes, net of the effects from
       acquired and divested companies:
       Receivables, net                                          (437)          7         95
       Inventories                                               (293)        741        (39)
       Accounts payable                                          (192)         84        122
       Income taxes                                               782        (178)       401
       Accrued liabilities and other current assets              (917)       (142)     1,343
     Other                                                       (520)       (410)       (17)
  Financial services
     Deferred income tax provision                                408         346        300
     Other                                                          8         (17)        11
                                                              -------    --------    -------
       Net cash provided by operating activities                8,893      11,044     11,375
                                                              -------    --------    -------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
  Consumer products
     Capital expenditures                                      (1,922)     (1,682)    (1,749)
     Purchase of Nabisco, net of acquired cash                            (15,159)
     Purchases of other businesses, net of acquired cash         (451)       (417)      (522)
     Proceeds from sales of businesses                             21         433        175
     Other                                                        139          28         37
  Financial services
     Investments in finance assets                               (960)       (865)      (682)
     Proceeds from finance assets                                 257         156         59
                                                              -------    --------    -------
       Net cash used in investing activities                   (2,916)    (17,506)    (2,682)
                                                              -------    --------    -------

                See notes to consolidated financial statements.

                                   Continued
                        for the years ended December 31,
                            (in millions of dollars)
                                  ------------

                                                               2001       2000       1999
                                                              -------    -------    -------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
  Consumer products
     Net (repayment) issuance of short-term borrowings        $(5,678)   $ 8,501    $   435
     Long-term debt proceeds                                    4,079      3,110      1,339
     Long-term debt repaid                                     (5,215)    (1,702)    (1,843)
  Financial services
     Net (repayment) issuance of short-term borrowings           (515)     1,027
     Long-term debt proceeds                                      557                   500
     Long-term debt repaid                                                             (200)
  Repurchase of Philip Morris common stock                     (3,960)    (3,597)    (3,329)
  Dividends paid on Philip Morris common stock                 (4,769)    (4,500)    (4,338)
  Issuance of Philip Morris common stock                          779        112         74
  Issuance of Kraft Foods Inc. common stock                     8,425
  Other                                                          (143)      (293)      (135)
                                                              -------    -------    -------
       Net cash (used in) provided by financing activities     (6,440)     2,658     (7,497)
                                                              -------    -------    -------
Effect of exchange rate changes on cash and cash equivalents      (21)      (359)      (177)
                                                              -------    -------    -------
Cash and cash equivalents:
  (Decrease) increase                                            (484)    (4,163)     1,019
  Balance at beginning of year                                    937      5,100      4,081
                                                              -------    -------    -------
  Balance at end of year                                      $   453    $   937    $ 5,100
                                                              =======    =======    =======
Cash paid: Interest - Consumer products                       $ 1,689    $ 1,005    $ 1,086
                                                              =======    =======    =======
                    - Financial services                      $    76    $   102    $    75
                                                              =======    =======    =======
           Income taxes                                       $ 3,775    $ 4,358    $ 4,308
                                                              =======    =======    =======

                See notes to consolidated financial statements.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

Note 1. Background and Basis of Presentation:

  Background:
     Philip Morris Companies Inc., through its wholly-owned subsidiaries, Philip
      Morris Incorporated, Philip Morris International Inc. and Miller Brewing Company, and its majority owned (83.9%) subsidiary, Kraft Foods Inc., is engaged in the manufacture and sale of various consumer products, including cigarettes, packaged grocery products, snacks, beverages, cheese, convenient meals and beer. Philip Morris Capital Corporation, another wholly-owned subsidiary, is primarily engaged in leasing activities. During November 2001, management announced that the name of the parent company will be changed from Philip Morris Companies Inc. to Altria Group, Inc., pending stockholder approval in 2002.

  Basis of presentation:
     The consolidated financial statements include Philip Morris Companies Inc.
      and its subsidiaries (the "Company"). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Balance sheet accounts are segregated by two broad types of business.
      Consumer products assets and liabilities are classified as either current or non-current, whereas financial services assets and liabilities are unclassified, in accordance with respective industry practices.

     Certain prior years' amounts have been reclassified to conform with the current year's presentation.

Note 2. Summary of Significant Accounting Policies:

  Cash and cash equivalents:
     Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

  Inventories:
     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

  Impairment of long-lived assets:
     The Company reviews long-lived assets, including intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

     In October 2001, the Financial Accounting Standards Board ("FASB") issued
      Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. SFAS No. 144 is effective for the Company on January 1, 2002. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's 2002 financial statements.

  Depreciation, amortization and goodwill valuation:
     Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 50 years. Goodwill and other intangible

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      assets substantially comprise brand names purchased through acquisitions. In consideration of the long histories of these brands, goodwill and other intangible assets associated with them are amortized on the straight-line method over 40 years.

     During 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS
      No. 142, "Goodwill and Other Intangible Assets." Effective January 1, 2002, the Company will no longer be required to amortize indefinite life goodwill and intangible assets as a charge to earnings. In addition, the Company will be required to conduct an annual review of goodwill and other intangible assets for potential impairment. The Company estimates that net earnings and diluted earnings per share ("EPS") would have been approximately $9,569 million and $4.33, respectively, for the year ended December 31, 2001; $9,096 million and $4.00, respectively, for the year ended December 31, 2000; and $8,252 million and $3.43, respectively, for the year ended December 31, 1999, had the provisions of the new standards been applied in those years. The Company does not currently anticipate having to record a charge to earnings for the potential impairment of goodwill or other intangible assets as a result of adoption of these new standards.

  Marketing costs:
     The Company promotes its products with significant marketing activities, including advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as expense based on amounts estimated as being due to customers and consumers at the end of a period, based principally on the Company's historical utilization and redemption rates.

  Income taxes:
     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Revenue recognition:
     The Company's consumer products businesses recognize operating revenues upon shipment of goods when title and risk of loss passes to customers. The Company classifies shipping and handling costs as part of cost of sales. For the Company's financial services segment, income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as finance lease revenue over the terms of the respective leases at a constant after-tax rate of return on the positive net investment. Income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as finance lease revenue over the terms of the respective leases at a constant pre-tax rate of return on the net investment.

     The Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-14,
      "Accounting for Certain Sales Incentives" and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." As a result, certain items previously included in marketing, administration and research costs on the consolidated statement of earnings will be recorded as a reduction of operating revenues, and an increase in cost of sales and excise taxes on products. These EITF Issues will be effective in the first quarter of 2002. The Company estimates that adoption of EITF Issues No. 00-14 and No. 00-25 will result in a reduction of operating revenues in 2001, 2000 and 1999 of approximately $9.1 billion, $6.9 billion and $5.9 billion, respectively. Marketing, administration and research costs will decline in 2001, 2000 and 1999 by approximately $9.9 billion, $7.6 billion and $6.4 billion, respectively. Cost of sales will increase in 2001, 2000 and 1999 by approximately $600 million, $500 million and $400 million, respectively, and excise taxes on products will increase by approximately $200 million, $200 million and $100 million, respectively. The adoption of these EITF Issues will have no impact on net earnings or basic and diluted EPS.

  Hedging instruments:
     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS No. 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in earnings or accumulated other comprehensive losses, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive losses are included in earnings in the periods in which earnings are affected by the hedged item. As of January 1, 2001, the adoption of these new standards resulted in a cumulative effect of an accounting change that reduced net earnings by $6 million, net of income taxes of $3 million, and decreased accumulated other comprehensive losses by $15 million, net of income taxes of $8 million.

  Stock-based compensation:
     The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost for stock options.

  Software costs:
     The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs, which are not significant, are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

  Foreign currency translation:
     The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders' equity. Transaction gains and losses for all periods presented were not significant.

  Environmental costs:
     The Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

     While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that the Company may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Note 3. Divestitures:
     During 2001, the Company sold several small food businesses. The aggregate proceeds received in these transactions were $21 million, on which the Company recorded a pre-tax gain of $8 million.

     During 2000, the Company sold a French confectionery business for proceeds of $251 million, on which a pre-tax gain of $139 million was recorded. In addition, the Company's beer subsidiary sold its rights to Molson trademarks in the United States for proceeds of $131 million, on which a pre-tax gain of $100 million was recorded. The aggregate proceeds received in divestiture transactions in 2000, including the sale of several small international food, domestic food and beer businesses, were $433 million, on which the Company recorded pre-tax gains of $274 million.

     During 1999, the Company sold several small international and domestic food businesses. The aggregate proceeds received in these transactions were $175 million, on which the Company recorded pre-tax gains of $62 million.

     The operating results of the businesses sold were not material to the Company's consolidated operating results in any of the periods presented. Pre-tax gains on these divestitures were included in marketing, administration and research costs in the Company's consolidated statements of earnings.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

Note 4. Acquisitions:

  Nabisco
     On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco Holdings Corp. ("Nabisco") for $55 per share in cash, through its subsidiary Kraft Foods Inc. ("Kraft"). The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The acquisition was financed by the Company through the issuance of $12.2 billion of short-term obligations and $3.0 billion of available cash. The acquisition has been accounted for as a purchase. Nabisco's balance sheet was consolidated with the Company as of December 31, 2000; however, Nabisco's earnings subsequent to December 11, 2000 were not included in the consolidated operating results of the Company in 2000 since such amounts were insignificant. Beginning January 1, 2001, Nabisco's earnings have been included in the consolidated operating results of the Company. The Company's interest cost on borrowings associated with acquiring Nabisco have been included in interest and other debt expense, net, on the Company's consolidated statements of earnings for the years ended December 31, 2001 and 2000.

     During 2001, the Company completed the allocation of excess purchase price relating to Nabisco. As a result, the Company recorded, among other things, the final valuation of property, plant and equipment and intangible assets, primarily trade names, amounts relating to the closure of Nabisco facilities and related deferred income taxes. The final allocation of excess purchase price at December 31, 2001 was as follows (in millions):

Purchase price                                                  $15,254
Historical value of tangible assets acquired and liabilities
  assumed                                                        (1,271)
                                                                -------
Excess of purchase price over assets acquired and
  liabilities assumed at the date of acquisition                 16,525
Increases for allocation of purchase price:
  Property, plant and equipment                                     367
  Other assets                                                      347
  Accrued postretirement health care costs                          230
  Pension liabilities                                               190
  Debt                                                               50
  Legal, professional, lease and contract termination costs         129
  Other liabilities, principally severance                          602
  Deferred income taxes                                           3,583
                                                                -------
Goodwill and other intangible assets at December 31, 2001       $22,023
                                                                =======

     Goodwill and other intangible assets at December 31, 2001 include approximately $11.7 billion related to trade names.

     The closure of a number of Nabisco domestic and international facilities resulted in severance and other exit costs of $379 million, which are included in the above adjustments for the allocation of purchase price. The closures will result in the elimination of approximately 7,500 employees and will require total cash payments of $373 million, of which approximately $74 million has been spent through December 31, 2001.

     The integration of Nabisco into the operations of the Company will also result in the closure of several existing Kraft facilities. The aggregate charges to the Company's consolidated statement of earnings to close or reconfigure its facilities and integrate Nabisco are estimated to be in the range of $200 million to $300 million. During 2001, the Company incurred pre-tax integration costs of $53 million for site reconfigurations and other consolidation programs in the United States. In October 2001, Kraft announced that it was offering a voluntary retirement program to certain salaried employees in the United States. The program is expected to eliminate approximately 750 employees and will result in an estimated pre-tax charge of approximately $140 million upon final employee acceptance in the first quarter of 2002.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     Assuming the acquisition of Nabisco occurred at the beginning of 2000 and 1999, pro forma operating revenues would have been $88 billion in 2000 and $86 billion in 1999; pro forma net earnings would have been $8 billion in 2000 and $7 billion in 1999; pro forma basic EPS would have been $3.52 in 2000 and $2.96 in 1999; and pro forma diluted EPS would have been $3.50 in 2000 and $2.95 in 1999. These pro forma results, which are unaudited, do not give effect to any synergies expected to result from the merger of Nabisco's operations with those of the Company, nor do they give effect to the reduction of interest expense from the repayment of borrowings with proceeds from Kraft's initial public offering ("IPO") of its common stock. The pro forma results also do not reflect the effects of SFAS Nos. 141 and 142 on the amortization of goodwill or other intangible assets, or the EITF Issues concerning the classification of certain expenses on the consolidated statements of earnings. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated and the IPO completed at the beginning of each year, nor are they necessarily indicative of future consolidated operating results.

     On June 13, 2001, Kraft completed an IPO of 280,000,000 shares of its Class
      A common stock at a price of $31.00 per share. The Company used the IPO proceeds, net of underwriting discount and expenses, of $8.4 billion to retire a portion of the debt incurred to finance the acquisition of Nabisco. After the completion of the IPO, the Company owns approximately 83.9% of the outstanding shares of Kraft's capital stock through the Company's ownership of 49.5% of Kraft's Class A common stock and 100% of Kraft's Class B common stock. Kraft's Class A common stock has one vote per share while Kraft's Class B common stock has ten votes per share. Therefore, the Company holds 97.7% of the combined voting power of Kraft's outstanding common stock. As a result of the IPO, an adjustment of $8.4 billion to the carrying amount of the Company's investment in Kraft has been reflected on the Company's consolidated balance sheet as an increase to additional paid-in capital of $4.4 billion (net of the recognition of cumulative currency translation adjustments and other comprehensive losses) and minority interest of $3.7 billion.

  Other Acquisitions

     During 2001, the Company increased its ownership interest in its Argentine tobacco subsidiary for an aggregate cost of $255 million. In addition, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $451 million.

     During 2000, the Company purchased the outstanding common stock of Balance
      Bar Co., a maker of energy and nutrition snack products. In a separate transaction, the Company also acquired Boca Burger, Inc., a manufacturer and marketer of soy-based meat alternatives. The total cost of these and other smaller acquisitions was $417 million.

     During 1999, the Company increased its ownership interest in a Portuguese tobacco company from 65% to 90% at a cost of $70 million. The Company also increased its ownership interest in a Polish tobacco company from 75% to 96% at a cost of $104 million.

     During 1999, the Company purchased four trademarks from the Pabst Brewing
      Company ("Pabst") and the Stroh Brewery Company and agreed to increase its contract manufacturing of Pabst products. In addition, the Company assumed ownership of the Pabst brewery in Tumwater, Washington. The total cost of the four trademarks and the brewery was $189 million.

     The effects of these and other smaller acquisitions were not material to the Company's consolidated financial position or results of operations in any of the periods presented.

Note 5. Inventories:

     The cost of approximately 50% and 52% of inventories in 2001 and 2000, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.7 billion and $0.8 billion lower than the current cost of inventories at December 31, 2001 and 2000, respectively.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

Note 6. Short-Term Borrowings and Borrowing Arrangements:

     At December 31, 2001 and 2000, the Company's consumer products businesses had short-term borrowings of $4,485 million and $10,173 million, respectively, consisting principally of commercial paper borrowings with an average year-end interest rate of 1.9% and 6.7%, respectively. Of these amounts, the Company reclassified $3.5 billion at December 31, 2001 and $7.0 billion at December 31, 2000 of the commercial paper borrowings to long-term debt based upon its intent and ability to refinance these borrowings.

     In addition, at December 31, 2001 and 2000, the Company's financial services business had short-term commercial paper borrowings of $512 million and $1,027 million, respectively, with an average year-end interest rate of 2.0% and 6.6%, respectively.

     The fair values of the Company's short-term borrowings at December 31, 2001 and 2000, based upon current market interest rates, approximate the amounts disclosed above.

     The Company and its subsidiaries maintain credit facilities with a number of lending institutions, amounting to approximately $16.2 billion at December 31, 2001. Approximately $15.6 billion of these facilities were undrawn at December 31, 2001. Certain of these facilities, used to support commercial paper borrowings, are available for general corporate purposes. These facilities require the maintenance of a fixed charges coverage ratio or a minimum net worth. The Company's credit facilities include $7.0 billion (of which $2.0 billion is for the sole use of Kraft) of 5-year revolving credit facilities maturing in July 2006, and $7.0 billion (of which $4.0 billion is for the sole use of Kraft) of 364-day revolving credit facilities maturing in July 2002.

Note 7. Long-Term Debt:

     At December 31, 2001 and 2000, the Company's long-term debt consisted of the following:

                                                               2001       2000
                                                              -------    -------
                                                                (in millions)
Consumer products:
  Short-term borrowings, reclassified as long-term debt       $ 3,488    $ 7,007
  Notes, 4.63% to 8.25% (average effective rate 6.56%), due
     through 2035                                              12,012     12,901
  Debentures, 7.00% to 8.50% (average effective rate 8.36%),
     $1.2 billion face amount, due through 2027                 1,118      1,500
  Foreign currency obligations:
     Euro, 4.50% to 5.63% (average effective rate 5.07%),
       due through 2008                                         1,841      1,881
     German mark, 5.63%, due 2002                                 140        143
     Other foreign                                                137        193
  Other                                                           365        405
                                                              -------    -------
                                                               19,101     24,030
  Less current portion of long-term debt                       (1,942)    (5,775)
                                                              -------    -------
                                                              $17,159    $18,255
                                                              =======    =======
Financial services:
  Eurodollar bonds, 7.50%, due 2009                           $   498    $   497
  Foreign currency obligations:
     Swiss franc, 4.00%, due 2006                                 601
     French franc, 6.88%, due 2006                                138        141
     German mark, 6.50% and 5.38% (average effective rate
       5.89%), due 2003 and 2004                                  255        261
                                                              -------    -------
                                                              $ 1,492    $   899
                                                              =======    =======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                           Consumer products    Financial services
                                           -----------------    ------------------
                                                        (in millions)
2002                                            $1,942
2003                                             1,581                 $116
2004                                               971                  139
2005                                             1,784
2006                                             2,995                  739
2007-2011                                        4,444                  498
2012-2016                                          397
Thereafter                                       1,555

     Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services long-term debt, including the current portion of long-term debt, at December 31, 2001 and 2000, was $21.1 billion and $24.9 billion, respectively.

Note 8. Capital Stock:

     Shares of authorized common stock are 12 billion; issued, repurchased and outstanding shares were as follows:

                                         Shares           Shares        Net Shares
                                         Issued        Repurchased      Outstanding
                                      -------------    ------------    -------------
Balances, January 1, 1999             2,805,961,317    (375,426,742)   2,430,534,575
Exercise of stock options and
  issuance of other stock awards                          4,614,412        4,614,412
Repurchased                                             (96,629,246)     (96,629,246)
                                      -------------    ------------    -------------
  Balances, December 31, 1999         2,805,961,317    (467,441,576)   2,338,519,741
Exercise of stock options and
  issuance of other stock awards                          7,938,869        7,938,869
Repurchased                                            (137,562,230)    (137,562,230)
                                      -------------    ------------    -------------
  Balances, December 31, 2000         2,805,961,317    (597,064,937)   2,208,896,380
Exercise of stock options and
  issuance of other stock awards                         28,184,943       28,184,943
Repurchased                                             (84,578,106)     (84,578,106)
                                      -------------    ------------    -------------
  Balances, December 31, 2001         2,805,961,317    (653,458,100)   2,152,503,217
                                      =============    ============    =============

     At December 31, 2001, 237,318,887 shares of common stock were reserved for stock options and other stock awards under the Company's stock plans, and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.

Note 9. Stock Plans:

     Under the Philip Morris 2000 Performance Incentive Plan (the "2000 Plan"), the Company may grant to eligible employees stock options, stock appreciation rights, restricted stock, reload options and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 110 million shares of common stock may be issued under the 2000 Plan, of which no more than 27.5 million shares may be awarded as restricted stock. In addition, the Company may grant up to one million shares of common stock to members of the Board of Directors who are not employees of the Company under the 2000 Stock Compensation Plan for Non-Employee Directors (the "2000 Directors Plan"). Shares available to be granted under the 2000 Plan and the 2000 Directors Plan at December 31, 2001 were 97,229,707 and 848,293, respectively.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     Stock options are granted at an exercise price of not less than fair value on the date of the grant. Stock options granted under the 2000 Plan or the 2000 Directors Plan (collectively, "the Plans") generally become exercisable on the first anniversary of the grant date and have a maximum term of ten years.

     The Company applies the intrinsic value-based methodology in accounting for the Plans. Accordingly, no compensation expense has been recognized other than for restricted stock awards. Had compensation cost for stock option awards under the Plans been determined by using the fair value at the grant date, the Company's net earnings and basic and diluted EPS would have been $8,392 million, $3.85 and $3.80, respectively, for the year ended December 31, 2001; $8,389 million, $3.71 and $3.69, respectively, for the year ended December 31, 2000; and $7,582 million, $3.17 and $3.16, respectively, for the year ended December 31, 1999. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

                                           Weighted
                                           Average                 Expected   Fair Value
                             Risk-Free     Expected    Expected    Dividend    At Grant
                           Interest Rate     Life     Volatility    Yield        Date
                           -------------   --------   ----------   --------   ----------
2001                           4.85%       5 years      33.75%       4.67%      $10.71
2000                           6.57        5            31.73        8.98         3.22
1999                           5.81        5            26.06        4.41         8.21

     Option activity was as follows for the years ended December 31, 1999, 2000 and 2001:

                                                           Weighted
                                      Shares Subject       Average          Options
                                        To Option       Exercise Price    Exercisable
                                      --------------    --------------    -----------
Balance at January 1, 1999              87,203,664          $32.21         68,864,594

  Options granted                       22,154,585           39.87
  Options exercised                     (5,665,611)          20.37
  Options canceled                      (3,386,670)          30.08
                                       -----------
Balance at December 31, 1999           100,305,968           34.65         78,423,023

  Options granted                       41,535,255           21.47
  Options exercised                     (5,263,363)          21.16
  Options canceled                      (3,578,922)          32.87
                                       -----------
Balance at December 31, 2000           132,998,938           31.11         92,266,885

  Options granted                       35,636,252           45.64
  Options exercised                    (30,276,835)          25.71
  Options canceled                      (1,223,518)          42.45
                                       -----------
Balance at December 31, 2001           137,134,837           35.98        103,155,954
                                       ===========

     The weighted average exercise prices of options exercisable at December 31, 2001, 2000 and 1999 were $32.74, $35.30 and $33.19, respectively.

     The following table summarizes the status of stock options outstanding and exercisable as of December 31, 2001 by range of exercise price:

                         Options Outstanding             Options Exercisable
                 ------------------------------------   ----------------------
                                 Average     Weighted                 Weighted
   Range of                     Remaining    Average                  Average
   Exercise        Number      Contractual   Exercise     Number      Exercise
    Prices       Outstanding      Life        Price     Exercisable    Price
   --------      -----------   -----------   --------   -----------   --------
$16.35 - $22.09   29,413,632     7 years      $20.72     29,413,632    $20.72
 24.52 -  34.90   22,107,890     4             29.83     22,107,890     29.83
 35.75 -  40.00   38,667,474     7             39.80     38,607,283     39.80
 41.62 -  58.72   46,945,841     8             45.29     13,027,149     43.91
                 -----------                            -----------
                 137,134,837                            103,155,954
                 ===========                            ===========

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     The Company may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During 2001, 2000 and 1999, the Company granted 889,680, 3,473,270 and 100,000 shares, respectively, of restricted stock to eligible U.S.-based employees and also issued to eligible non-U.S. employees rights to receive 36,210, 1,717,640 and 125,000 equivalent shares, respectively. At December 31, 2001, restrictions on the stock, net of forfeitures, lapse as follows: 2002 -- 6,624,690 shares; 2003 -- 272,250 shares;
      2004 -- 126,000 shares; 2005 -- 39,000 shares; and 2006 and thereafter -- 368,000 shares.

     The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period. The Company recorded compensation expense related to restricted stock and other stock awards of $89 million, $84 million and $9 million for the years ended December 31, 2001, 2000 and 1999, respectively. The unamortized portion, which is reported as a reduction of earnings reinvested in the business, was $22 million and $83 million at December 31, 2001 and 2000, respectively.

Note 10. Earnings per Share:

     Basic and diluted EPS were calculated using the following for the years ended December 31, 2001, 2000 and 1999:

                                                        2001      2000      1999
                                                        ----      ----      ----
                                                             (in millions)
Net earnings                                           $8,560    $8,510    $7,675
                                                       ======    ======    ======
Weighted average shares for basic EPS                   2,181     2,260     2,393

Plus incremental shares from conversions:
  Restricted stock and stock rights                         7         4         2
  Stock options                                            22         8         8
                                                       ------    ------    ------
Weighted average shares for diluted EPS                 2,210     2,272     2,403
                                                       ======    ======    ======

     In 2001, 2000 and 1999, options on 5 million, 69 million and 47 million shares of common stock, respectively, were not included in the calculation of weighted average shares for diluted EPS because the effect of their inclusion would be antidilutive.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

Note 11. Pre-tax Earnings and Provision for Income Taxes:

     Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2001, 2000 and 1999:

                                                     2001       2000       1999
                                                     ----       ----       ----
                                                            (in millions)
Pre-tax earnings:
  United States                                     $ 9,105    $ 9,273    $ 8,511
  Outside United States                               5,179      4,814      4,310
                                                    -------    -------    -------
     Total pre-tax earnings                         $14,284    $14,087    $12,821
                                                    =======    =======    =======
Provision for income taxes:
  United States federal:
     Current                                        $ 2,722    $ 2,571    $ 2,810
     Deferred                                           570        736        280
                                                    -------    -------    -------
                                                      3,292      3,307      3,090
  State and local                                       484        552        485
                                                    -------    -------    -------
       Total United States                            3,776      3,859      3,575
                                                    -------    -------    -------
  Outside United States:
     Current                                          1,516      1,321      1,581
     Deferred                                           115        270       (136)
                                                    -------    -------    -------
       Total outside United States                    1,631      1,591      1,445
                                                    -------    -------    -------
Total provision for income taxes                    $ 5,407    $ 5,450    $ 5,020
                                                    =======    =======    =======

     At December 31, 2001, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $5.6 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. The Company is unable to provide a meaningful estimate of additional deferred taxes that would have been provided were these earnings not considered permanently reinvested.

     The effective income tax rate on pre-tax earnings differed from the U.S.
      federal statutory rate for the following reasons for the years ended December 31, 2001, 2000 and 1999:

                                                            2001    2000    1999
                                                            ----    ----    ----
U.S. federal statutory rate                                 35.0%   35.0%   35.0%
Increase (decrease) resulting from:
  State and local income taxes, net of federal tax benefit   2.3     2.6     2.5
  Rate differences - foreign operations                     (2.3)   (1.2)   (0.6)
  Goodwill amortization                                      2.3     1.3     1.4
  Other                                                      0.6     1.0     0.9
                                                            ----    ----    ----
Effective tax rate                                          37.9%   38.7%   39.2%
                                                            ====    ====    ====

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     The tax effects of temporary differences that gave rise to consumer products deferred income tax assets and liabilities consisted of the following at December 31, 2001 and 2000:

                                                               2001       2000
                                                               ----       ----
                                                                (in millions)
Deferred income tax assets:
  Accrued postretirement and postemployment benefits          $ 1,403    $ 1,421
  Settlement charges                                            1,132        964
  Other                                                           859        591
                                                              -------    -------
  Total deferred income tax assets                              3,394      2,976
                                                              -------    -------
Deferred income tax liabilities:
  Trade names                                                  (3,847)
  Property, plant and equipment                                (2,142)    (2,260)
  Prepaid pension costs                                          (781)      (628)
                                                              -------    -------
  Total deferred income tax liabilities                        (6,770)    (2,888)
                                                              -------    -------
Net deferred income tax (liabilities) assets                  $(3,376)   $    88
                                                              =======    =======

     Financial services deferred income tax liabilities are primarily attributable to temporary differences from investments in finance leases.

Note 12. Segment Reporting:

     The Company's products include cigarettes, food (consisting principally of a wide variety of snacks, beverages, cheese, grocery products and convenient meals) and beer. A subsidiary of the Company, Philip Morris Capital Corporation, is primarily engaged in leasing activities. These products and services constitute the Company's reportable segments of domestic tobacco, international tobacco, North American food, international food, beer and financial services.

     The Company's management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income for the segments excludes general corporate expenses and amortization of goodwill. Interest and other debt expense, net (consumer products), and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company's management. The Company's assets are managed on a worldwide basis by major products and, accordingly, asset information is reported for the tobacco, food, beer and financial services segments. Goodwill and related amortization are principally attributable to the food businesses. Other assets consist primarily of cash and cash equivalents. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

Segment data were as follows:

                                                     2001       2000       1999
                                                     ----       ----       ----
                                                            (in millions)
Operating revenues:
  Domestic tobacco                                  $24,784    $22,658    $19,596
  International tobacco                              26,586     26,374     27,506
  North American food                                25,106     18,461     17,897
  International food                                  8,769      8,071      8,900
  Beer                                                4,244      4,375      4,342
  Financial services                                    435        417        355
                                                    -------    -------    -------
     Total operating revenues                       $89,924    $80,356    $78,596
                                                    =======    =======    =======
Operating companies income:
  Domestic tobacco                                  $ 5,264    $ 5,350    $ 4,865
  International tobacco                               5,406      5,211      4,968
  North American food                                 4,796      3,547      3,190
  International food                                  1,239      1,208      1,063
  Beer                                                  481        650        511
  Financial services                                    296        262        228
                                                    -------    -------    -------
     Total operating companies income                17,482     16,228     14,825
  Amortization of goodwill and other intangible
     assets                                          (1,014)      (591)      (582)
  General corporate expenses                           (766)      (831)      (627)
                                                    -------    -------    -------
     Total operating income                          15,702     14,806     13,616
  Interest and other debt expense, net               (1,418)      (719)      (795)
                                                    -------    -------    -------
     Total earnings before income taxes, minority
       interest and cumulative effect of
       accounting change                            $14,284    $14,087    $12,821
                                                    =======    =======    =======

     As discussed in Note 16. Contingencies, on May 7, 2001, the trial court in the Engle class action approved a stipulation and agreed order among Philip Morris Incorporated ("PM Inc."), certain other defendants and the plaintiffs providing that the execution or enforcement of the punitive damages component of the judgment in that case will remain stayed through the completion of all judicial review. As a result of the stipulation, PM Inc. placed $500 million into a separate interest-bearing escrow account that, regardless of the outcome of the appeal, will be paid to the court and the court will determine how to allocate or distribute it consistent with the Florida Rules of Civil Procedure. As a result, the Company has recorded a $500 million pre-tax charge in marketing, administration and research costs in the consolidated statement of earnings of the domestic tobacco segment for the year ended December 31, 2001. In July 2001, PM Inc. also placed $1.2 billion into an interest-bearing escrow account, which will be returned to PM Inc. should it prevail in its appeal of the case. The $1.2 billion escrow account is included in the December 31, 2001 consolidated balance sheet as other assets. Interest income on the $1.2 billion escrow account is being recorded as earned in the Company's consolidated statement of earnings.

     During 2001, the Company recorded pre-tax charges of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million to close a North American food factory. These pre-tax charges, which aggregate $82 million, were included in marketing, administration and research costs in the consolidated statement of earnings.

     During 2001, the Company revised the terms of a contract brewing agreement with Pabst, which resulted in pre-tax charges of $19 million in marketing, administration and research costs in the consolidated statement of earnings of the beer segment. During 2000, the Company's beer business sold its rights to Molson trademarks in the United States and recorded a pre-tax gain of $100 million in marketing, administration and research costs in the consolidated statement of earnings of the beer segment. During 1999, the Company recorded a pre-tax charge of $29 million in marketing, administration and research costs in the consolidated statement of earnings of the beer segment to write down the book value of three

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      brewing facilities to their estimated fair values. As of December 31, 2001, one of the facilities was closed, while the remaining two facilities were sold.

     During 1999, PM Inc. announced plans to phase out cigarette production capacity at its Louisville, Kentucky, manufacturing plant by August 2000. PM Inc. recorded pre-tax charges of $183 million during 1999. These charges, which are in marketing, administration and research costs in the consolidated statement of earnings for the domestic tobacco segment, included enhanced severance, pension and postretirement benefits for approximately 1,500 hourly and salaried employees. Severance benefits, which were either paid in a lump sum or as income protection payments over a period of time, commenced upon termination of employment. Payments of enhanced pension and postretirement benefits are being made over the remaining lives of the former employees in accordance with the terms of the related benefit plans. All operating costs of the manufacturing plant, including increased depreciation, were charged to expense as incurred during the closing period. As of June 30, 2000, the facility was closed.

     During 1999, the Company's North American food business announced that it was offering voluntary retirement incentive or separation programs to certain eligible hourly and salaried employees in the United States (the "Kraft Separation Programs"). Employees electing to terminate employment under the terms of the Kraft Separation Programs were entitled to enhanced retirement or severance benefits. Approximately 1,100 hourly and salaried employees accepted the benefits offered by these programs and elected to retire or terminate. As a result, a pre-tax charge of $157 million was recorded during 1999. This charge was included in marketing, administration and research costs in the consolidated statement of earnings for the North American food segment. Payments of pension and postretirement benefits are made in accordance with the terms of the applicable benefit plans. Severance benefits, which were paid over a period of time, commenced upon dates of termination that ranged from April 1999 to March 2000. The program and related payments were completed during 2000. Salary and related benefit costs of employees prior to the retirement or termination date were expensed as incurred.

     During 1999, the Company's international tobacco business announced the closure of a cigarette factory and the corresponding reduction of cigarette production capacity in Brazil. Prior to the factory closure, existing employees were offered voluntary dismissal benefits. These benefits were accepted by half of the approximately 1,000 employees at the facility. During the third quarter of 1999, the factory was closed and the remaining employees were terminated. The Company recorded a pre-tax charge of $136 million in marketing, administration and research costs in the consolidated statement of earnings of the international tobacco segment to write down the tobacco machinery and equipment no longer in use and to recognize the cost of severance benefits. As of December 31, 2000, the remaining liability was insignificant.

     See Notes 3 and 4 regarding divestitures and acquisitions.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

                                                For the years ended December 31,
                                                ---------------------------------
                                                 2001         2000         1999
                                                 ----         ----         ----
                                                          (in millions)
Depreciation expense:
  Domestic tobacco                              $   187      $   202      $   212
  International tobacco                             294          277          278
  North American food                               483          310          286
  International food                                197          189          205
  Beer                                              119          118          114
                                                -------      -------      -------
                                                  1,280        1,096        1,095
  Other                                              43           30           25
                                                -------      -------      -------
     Total depreciation expense                 $ 1,323      $ 1,126      $ 1,120
                                                =======      =======      =======
Assets:
  Tobacco                                       $17,791      $15,687      $16,241
  Food                                           55,798       52,071       30,336
  Beer                                            1,782        1,751        1,769
  Financial services                              8,864        8,402        7,711
                                                -------      -------      -------
                                                 84,235       77,911       56,057
  Other                                             733        1,156        5,324
                                                -------      -------      -------
     Total assets                               $84,968      $79,067      $61,381
                                                =======      =======      =======
Capital expenditures:
  Domestic tobacco                              $   166      $   156      $   122
  International tobacco                             418          410          561
  North American food                               761          588          575
  International food                                340          318          285
  Beer                                              132          135          165
                                                -------      -------      -------
                                                  1,817        1,607        1,708
  Other                                             105           75           41
                                                -------      -------      -------
     Total capital expenditures                 $ 1,922      $ 1,682      $ 1,749
                                                =======      =======      =======

     The Company's operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions within each segment, with Europe being the most significant. Total tobacco and food segment revenues attributable to customers located in Germany, the Company's largest European market, were $7.1 billion, $7.6 billion and $8.9 billion for the years ended December 31, 2001, 2000 and 1999, respectively.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     Geographic data for operating revenues and long-lived assets (which consist of all financial services assets and non-current consumer products assets, other than goodwill and other intangible assets) were as follows:

                                                         For the years ended
                                                            December 31,
                                                    -----------------------------
                                                     2001       2000       1999
                                                     ----       ----       ----
                                                            (in millions)
Operating revenues:
  United States - domestic                          $52,098    $43,951    $40,287
                - export                              3,882      4,354      5,046
  Europe                                             23,197     23,454     25,103
  Other                                              10,747      8,597      8,160
                                                    -------    -------    -------
     Total operating revenues                       $89,924    $80,356    $78,596
                                                    =======    =======    =======
Long-lived assets:
  United States                                     $23,284    $21,314    $17,263
  Europe                                              4,332      4,299      4,143
  Other                                               2,529      3,126      2,201
                                                    -------    -------    -------
     Total long-lived assets                        $30,145    $28,739    $23,607
                                                    =======    =======    =======

Note 13. Benefit Plans:

     The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, the Company and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

  Pension Plans

     Net pension (income) cost consisted of the following for the years ended
      December 31, 2001, 2000 and 1999:

                                      U.S. Plans               Non-U.S. Plans
                                -----------------------    -----------------------
                                2001     2000     1999     2001     2000     1999
                                ----     ----     ----     ----     ----     ----
                                                  (in millions)
Service cost                    $ 189    $ 142    $ 152    $ 100    $  93    $ 102
Interest cost                     595      455      436      174      157      162
Expected return on plan assets   (961)    (799)    (766)    (205)    (175)    (168)
Amortization:
  Net gain on adoption of SFAS
     No. 87                       (10)     (22)     (23)
  Unrecognized net (gain) loss
     from experience
     differences                  (34)     (53)     (22)      (3)      (3)       3
  Prior service cost               22       21       19        7        5        6
Termination, settlement and
  curtailment                     (12)     (34)      22
                                -----    -----    -----    -----    -----    -----
  Net pension (income) cost     $(211)   $(290)   $(182)   $  73    $  77    $ 105
                                =====    =====    =====    =====    =====    =====

     During 2001, 2000 and 1999, employees left the Company under early retirement and workforce reduction programs. This resulted in settlement gains of $12 million in 2001, $34 million in 2000 and additional termination benefits of $128 million, net of settlement and curtailment gains of $106 million in 1999. During 2001, the Company announced that it was offering voluntary early retirement programs to certain

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      eligible salaried employees in the beer and North American food businesses. These programs are expected to eliminate approximately 850 employees and will result in pre-tax charges of approximately $150 million upon final employee acceptance in the first quarter of 2002.

     The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension plans at December 31, 2001 and 2000, were as follows:

                                               U.S. Plans         Non-U.S. Plans
                                           ------------------    -----------------
                                            2001       2000       2001       2000
                                            ----       ----       ----       ----
                                                        (in millions)
Benefit obligation at January 1            $ 7,602    $ 5,795    $ 3,183    $3,037
  Service cost                                 189        142        100        93
  Interest cost                                595        455        174       157
  Benefits paid                               (605)      (464)      (169)     (138)
  Acquisitions                                  71      1,463        (22)      236
  Termination, settlement and curtailment       14         11
  Actuarial losses                             897        175         70        66
  Currency                                                             5      (301)
  Other                                         55         25         63        33
                                           -------    -------    -------    ------
Benefit obligation at December 31            8,818      7,602      3,404     3,183
                                           -------    -------    -------    ------
Fair value of plan assets at January 1      10,342      9,621      2,676     2,372
  Actual return on plan assets                (584)      (350)      (373)      220
  Contributions                                223        333        127        58
  Benefits paid                               (599)      (480)      (127)     (107)
  Acquisitions                                 (45)     1,226        (41)      265
  Currency                                                             7      (192)
  Actuarial gains (losses)                     111         (8)         3        60
                                           -------    -------    -------    ------
Fair value of plan assets at December 31     9,448     10,342      2,272     2,676
                                           -------    -------    -------    ------
Excess (deficit) of plan assets versus
  benefit obligations at December 31           630      2,740     (1,132)     (507)
  Unrecognized actuarial losses (gains)      1,147     (1,167)       392      (145)
  Unrecognized prior service cost              185        152         71        46
  Unrecognized net transition obligation        (3)       (11)         9         9
                                           -------    -------    -------    ------
Net prepaid pension asset (liability)      $ 1,959    $ 1,714    $  (660)   $ (597)
                                           =======    =======    =======    ======

     The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $1.3 billion and $1.1 billion at December 31, 2001 and 2000, respectively. These amounts were recognized in the Company's consolidated balance sheets at December 31, 2001 and 2000, as other assets of $2.7 billion and $2.6 billion, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations, and as other liabilities of $1.4 billion and $1.5 billion, respectively, for those plans in which the accumulated benefit obligations exceeded their plan assets.

     For U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $2,677 million, $2,170 million and $1,753 million, respectively, as of December 31, 2001, and $423 million, $320 million and $60 million, respectively, as of December 31, 2000. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,490 million, $1,343 million and $451 million, respectively, as of December 31, 2001, and $895 million, $804 million and $49 million, respectively, as of December 31, 2000.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     The following weighted-average assumptions were used to determine the Company's obligations under the plans:

                                                                        Non-U.S.
                                                       U.S. Plans        Plans
                                                      ------------    ------------
                                                      2001    2000    2001    2000
                                                      ----    ----    ----    ----
Discount rate                                         7.00%   7.75%   5.38%   5.52%
Expected rate of return on plan assets                9.00    9.00    7.94    7.93
Rate of compensation increase                         4.50    4.50    3.68    3.81

     The Company and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of pre-tax earnings, as defined by the plans. Certain other subsidiaries of the Company also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $231 million, $211 million and $198 million in 2001, 2000 and 1999, respectively.

  Postretirement Benefit Plans

     Net postretirement health care costs consisted of the following for the years ended December 31, 2001, 2000 and 1999:

                                                            2001    2000    1999
                                                            ----    ----    ----
                                                               (in millions)
Service cost                                                $ 64    $ 51    $ 56
Interest cost                                                270     199     188
Amortization:
  Unrecognized net loss (gain) from experience differences     1      (8)     (3)
  Unrecognized prior service cost                            (12)    (12)    (12)
Other expense                                                                 23
                                                            ----    ----    ----
  Net postretirement health care costs                      $323    $230    $252
                                                            ====    ====    ====

     During 1999, the Company instituted early retirement and workforce reduction programs. These actions resulted in curtailment losses of $23 million in 1999, which are included in other expense above.

     The Company's postretirement health care plans are not funded. The changes in the benefit obligations of the plans at December 31, 2001 and 2000 were as follows:

                                                               2001      2000
                                                               ----      ----
                                                               (in millions)
Accumulated postretirement benefit obligation at January 1    $3,323    $2,529
  Service cost                                                    64        51
  Interest cost                                                  270       199
  Benefits paid                                                 (233)     (161)
  Acquisitions                                                     8       633
  Plan amendments                                                  1         2
  Actuarial losses                                               533        70
                                                              ------    ------
Accumulated postretirement benefit obligation at December 31   3,966     3,323

  Unrecognized actuarial (losses) gains                         (475)       41
  Unrecognized prior service cost                                 63        76
                                                              ------    ------
Accrued postretirement health care costs                      $3,554    $3,440
                                                              ======    ======

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 7.1% in 2000, 6.5% in 2001 and 5.9% in 2002, declining to 5.0% by the year 2005 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 8.0% in

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      2000, 9.0% in 2001 and 8.0% in 2002, declining to 4.0% by the year 2006 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 2001, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 8.7% and 12.0%, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation as of December 31, 2001, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 7.2% and 9.9%, respectively.

     The accumulated postretirement benefit obligations for U.S. plans at December 31, 2001 and 2000, were determined using assumed discount rates of 7.0% and 7.75%, respectively. The accumulated postretirement benefit obligations for Canadian plans at December 31, 2001 and 2000, were determined using assumed discount rates of 6.75% and 7.0%, respectively.

  Postemployment Benefit Plans

     The Company and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2001, 2000 and 1999:

                                                             2001    2000    1999
                                                             ----    ----    ----
                                                                (in millions)
Service cost                                                 $34     $26     $ 24
Amortization of unrecognized net loss                          8       6        2
Other expense                                                                 161
                                                             ---     ---     ----
  Net postemployment costs                                   $42     $32     $187
                                                             ===     ===     ====

     The Company instituted workforce reduction programs in its tobacco and North American food operations in 1999. These actions resulted in incremental postemployment costs, which are shown as other expense above.

     The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2001 and 2000 were as follows:

                                                              2001     2000
                                                              ----     ----
                                                              (in millions)
Accumulated benefit obligation at January 1                   $ 656    $ 638
  Service cost                                                   34       26
  Benefits paid                                                (225)    (161)
  Acquisitions                                                  269       74
  Actuarial losses                                               54       79
                                                              -----    -----
     Accumulated benefit obligation at December 31              788      656

  Unrecognized experience losses                               (144)     (89)
                                                              -----    -----
Accrued postemployment costs                                  $ 644    $ 567
                                                              =====    =====

     The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2001 and 0.3% in 2000, assumed compensation cost increases of 4.5% in 2001 and in 2000, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

Note 14. Additional Information:

                                                          For the Years Ended
                                                              December 31,
                                                       --------------------------
                                                        2001      2000      1999
                                                        ----      ----      ----
                                                             (in millions)
Research and development expense                       $  647    $  538    $  522
                                                       ======    ======    ======
Advertising expense                                    $2,196    $2,353    $2,301
                                                       ======    ======    ======
Interest and other debt expense, net:
  Interest expense                                     $1,659    $1,078    $1,100
  Interest income                                        (241)     (359)     (305)
                                                       ------    ------    ------
                                                       $1,418    $  719    $  795
                                                       ======    ======    ======
Interest expense of financial services
  operations included in cost of sales                 $   99    $   96    $   89
                                                       ======    ======    ======
Rent expense                                           $  534    $  441    $  467
                                                       ======    ======    ======

Note 15. Financial Instruments:

  Derivative financial instruments

     The Company operates internationally, with manufacturing and sales facilities in various locations around the world and utilizes certain financial instruments to manage its foreign currency and commodity exposures, primarily related to forecasted transactions and interest rate exposures. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives. For a derivative to qualify as a hedge at inception and throughout the hedged period, the Company formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

     The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed include the Japanese yen, Swiss franc and the Euro. At December 31, 2001 and 2000, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $3.7 billion and $5.8 billion, respectively, for the purchase or sale of foreign currencies. The effective portion of unrealized gains and losses associated with forward contracts and the value of option contracts are deferred as a component of accumulated other comprehensive losses until the underlying hedged transactions are reported on the Company's consolidated statement of earnings.

     The Company uses foreign currency swaps to mitigate its exposure to changes in foreign currency exchange rates related to foreign currency denominated debt. These swaps typically convert fixed-rate foreign currency denominated debt to fixed-rate debt denominated in the functional currency of the borrowing entity. Foreign currency swap agreements are accounted for as cash flow hedges.

     The Company also uses certain foreign currency denominated debt as net investment hedges of foreign operations. During the year ended December 31, 2001, losses of $18 million, net of income taxes of $10 million, which represented effective hedges of net investments, were reported as a component of accumulated other comprehensive losses within currency translation adjustments.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     The Company uses interest rate swaps to hedge the fair value of an insignificant portion of its long-term debt. The differential to be paid or received is accrued and recognized as interest expense. If an interest rate swap agreement is terminated prior to maturity, the realized gain or loss is recognized over the remaining life of the agreement if the hedged amount remains outstanding, or immediately if the underlying hedged exposure does not remain outstanding. If the underlying exposure is terminated prior to the maturity of the interest rate swap, the unrealized gain or loss on the related interest rate swap is recognized in earnings currently. During the year ended December 31, 2001, there was no ineffectiveness relating to these fair value hedges.

     At December 31, 2001 and 2000, the aggregate notional principal amounts of foreign currency and related interest rate swap agreements were $2.4 billion. Aggregate maturities at December 31, 2001 were as follows (in millions): 2002-$147; 2003-$151; 2004-$228; 2006-$834; and 2008-$1,004.

     During the year ended December 31, 2001, ineffectiveness related to cash flow hedges was not material. The Company is hedging forecasted transactions for periods not exceeding the next eighteen months and expects substantially all amounts reported in accumulated other comprehensive losses to be reclassified to the consolidated statement of earnings within the next twelve months.

     The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts, as cash flow hedges, primarily for coffee, cocoa, milk, cheese and wheat. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar, soybean and energy. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133. At December 31, 2001 and 2000, the Company had net long commodity positions of $589 million and $617 million, respectively. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive losses and is recognized as a component of cost of sales in the Company's consolidated statement of earnings when the related inventory is sold. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2001 and 2000.

     Hedging activity affected accumulated other comprehensive losses, net of income taxes, during the year ended December 31, 2001, as follows (in millions):

Balance as of January 1, 2001                                   $ --
Impact of SFAS No. 133 adoption                                   15
Derivative gains transferred to earnings                         (84)
Change in fair value                                             102
                                                                ----
Balance as of December 31, 2001                                 $ 33
                                                                ====

     The Company does not engage in speculative use of financial instruments.
      Derivative gains reported in accumulated other comprehensive losses are a result of qualifying hedging activity. Transfers of these gains from accumulated other comprehensive losses to earnings are offset by losses on the underlying hedged item.

  Credit exposure and credit risk

     The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance, and such exposure was not material at December 31, 2001.

  Fair value

     The aggregate fair value, based on market quotes, of the Company's total debt at December 31, 2001 was $22.6 billion, as compared with its carrying value of $22.1 billion. The aggregate fair value of the Company's total debt at December 31, 2000 was $29.1 billion, approximating its carrying value.

     See Notes 6 and 7 for additional disclosures of fair value for short-term borrowings and long-term debt.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

Note 16. Contingencies:

     Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against the Company, its subsidiaries and affiliates, including PM Inc. and Philip Morris International Inc. ("PMI"), the Company's international tobacco subsidiary, as well as their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, patent infringement, employment matters, claims for contribution and claims of competitors and distributors.

                     Overview of Tobacco-Related Litigation

  Types and Number of Cases

     Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, and (iv) other tobacco-related litigation. Other tobacco-related litigation includes class action suits alleging that the use of the terms "Lights" and "Ultra Lights" constitutes deceptive and unfair trade practices, suits by foreign governments seeking to recover damages for taxes lost as a result of the allegedly illegal importation of cigarettes into their jurisdictions, suits by former asbestos manufacturers seeking contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking, and various antitrust suits. Damages claimed in some of the smoking and health class actions, health care cost recovery cases and other tobacco-related litigation range into the billions of dollars. In July 2000, a jury in a Florida smoking and health class action returned a punitive damages award of approximately $74 billion against PM Inc. (see discussion of the Engle case below). Plaintiffs' theories of recovery and the defenses raised in the smoking and health and health care cost recovery cases are discussed below.

     As of December 31, 2001, there were approximately 1,500 smoking and health cases filed and served on behalf of individual plaintiffs in the United States against PM Inc. and, in some instances, the Company, compared with approximately 1,500 such cases on December 31, 2000, and approximately 380 such cases on December 31, 1999. In certain jurisdictions, individual smoking and health cases have been aggregated for trial in a single proceeding; the largest such proceeding aggregates 1,250 cases in West Virginia and is currently scheduled for trial in September 2002. An estimated 10 of the individual cases involve allegations of various personal injuries allegedly related to exposure to environmental tobacco smoke ("ETS"). In addition, approximately 2,875 additional individual cases are pending in Florida by current and former flight attendants claiming personal injuries allegedly related to ETS. The flight attendants allege that they are members of an ETS smoking and health class action, which was settled in 1997. The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages.

     As of December 31, 2001, there were an estimated 25 smoking and health purported class actions pending in the United States against PM Inc. and, in some cases, the Company (including three that involve allegations of various personal injuries related to exposure to ETS), compared with approximately 36 such cases on December 31, 2000, and approximately 50 such cases on December 31, 1999. Some of these actions purport to constitute statewide class actions and were filed after May 1996, when the United States Court of Appeals for the Fifth Circuit, in the Castano case, reversed a federal district court's certification of a purported nationwide class action on behalf of persons who were allegedly "addicted" to tobacco products.

     As of December 31, 2001, there were an estimated 45 health care cost recovery actions, including the suit discussed below under "Federal Government's Lawsuit," filed by the United States government, pending in the United States against PM Inc. and, in some instances, the Company, compared with approximately 52 such cases pending on December 31, 2000, and 60 such cases on December 31, 1999. In addition,

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      health care cost recovery actions are pending in Israel, the Marshall Islands, the Province of British Columbia, Canada, and France (in a case brought by a local agency of the French social security health insurance system).

     There are also a number of other tobacco-related actions pending outside the United States against PMI and its affiliates and subsidiaries, including an estimated 64 smoking and health cases brought on behalf of individuals (Argentina (40), Brazil (14), Czech Republic (1), Ireland (1), Israel (1), Italy (2), Japan (1), the Philippines (1), Scotland (1) and Spain (2)), compared with approximately 68 such cases on December 31, 2000, and 55 such cases on December 31, 1999. In addition, as of December 31, 2001, there were 11 smoking and health putative class actions pending outside the United States (Brazil (2), Canada (3), Israel (2), and Spain
      (4)), compared with 9 such cases on December 31, 2000, and 10 such cases on December 31, 1999.

  Pending and Upcoming Trials

     Trial is currently underway in Louisiana in a smoking and health class action in which PM Inc. is a defendant and in which plaintiffs seek the creation of funds to pay for medical monitoring and smoking cessation programs.

     Additional cases against PM Inc. and, in some instances, the Company, are scheduled for trial through the end of 2002, including two purported smoking and health class actions and a purported Lights/Ultra Lights class action (discussed below) and an estimated 13 individual smoking and health cases, including one trial scheduled to begin in February 2002 in Oregon and two trials scheduled to begin in March 2002 in Louisiana and Rhode Island. In addition, excluding the cases discussed above, approximately 15 cases involving flight attendants' claims for personal injuries from ETS are currently scheduled for trial during 2002, including two trials scheduled to begin in February 2002 and four trials scheduled to begin in March 2002. Cases against other tobacco companies are also scheduled for trial through the end of 2002. Trial dates, however, are subject to change.

  Recent Industry Trial Results

     In recent years, several jury verdicts have been returned in tobacco-related litigation.

     In December 2001, in an individual smoking and health case involving another cigarette manufacturer, a Florida jury awarded a smoker $165,000 in damages, and defendant has filed post-trial motions challenging the verdict. In November 2001, a West Virginia jury returned a verdict in favor of defendants, including PM Inc., in a smoking and health class action in which plaintiffs sought the creation of a fund to pay for medical monitoring of class members. In January 2002, the court denied plaintiffs' motion for a new trial. In October 2001, an Ohio jury returned a verdict in favor of all defendants, including PM Inc., in an individual smoking and health case, and plaintiff has filed post-trial motions seeking a new trial. In June 2001, a California jury awarded a smoker with lung cancer approximately $5.5 million in compensatory damages, and $3 billion in punitive damages against PM Inc. In August 2001, the court reduced the punitive damages award to $100 million, and PM Inc. and plaintiff have appealed. In June 2001, a New York jury awarded $6.8 million in compensatory damages against PM Inc. and a total of $11 million against four other defendants to a Blue Cross and Blue Shield plan seeking reimbursement of health care expenditures allegedly caused by tobacco products. In October 2001, the trial court denied defendants' post-trial motions challenging the verdict and, in November 2001, entered judgment in the case; PM Inc. has appealed. In May 2001, a New Jersey jury returned a verdict in favor of defendants, including PM Inc., in an individual smoking and health case. In April 2001, a Florida jury returned a verdict in favor of defendants, including PM Inc., in an individual smoking and health case brought by a flight attendant claiming personal injuries from ETS. Plaintiff's post-trial motions challenging the jury's verdict were denied in October 2001, and plaintiff has appealed. In February and March 2001, juries in individual smoking and health cases in South Carolina and Texas returned verdicts in favor of other cigarette manufacturers. In January 2001, a mistrial was declared in a case in New York in which an asbestos manufacturer's personal injury settlement trust sought contribution or reimbursement from cigarette manufacturers, including PM Inc., for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking, and in

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      June 2001, the trust announced that it would not retry the case. In January 2001, a New York jury returned a verdict in favor of defendants, including PM Inc., in an individual smoking and health case.

     In October 2000, a Florida jury awarded plaintiff in an individual smoking and health case $200,000 in compensatory damages against another cigarette manufacturer. In December 2000, the trial court vacated the jury's verdict and granted defendant's motion for a new trial; plaintiff and defendant have appealed.

     In July 2000, the jury in the Engle smoking and health class action in Florida returned a verdict assessing punitive damages totaling approximately $145 billion against all defendants in the case, including approximately $74 billion against PM Inc. (See "Engle Class Action," below.)

     In July 2000, a Mississippi jury returned a verdict in favor of defendant in an individual smoking and health case against another cigarette manufacturer. Plaintiffs' post-trial motions challenging the verdict were denied, and plaintiffs have appealed. In June 2000, a New York jury returned a verdict in favor of all defendants, including PM Inc., in another individual smoking and health case, and plaintiffs appealed. In September 2001, the appellate court dismissed plaintiffs' appeal. In March 2000, a California jury awarded a former smoker with lung cancer $1.72 million in compensatory damages against PM Inc. and another cigarette manufacturer, and $10 million in punitive damages against PM Inc., as well as an additional $10 million against the other defendant. PM Inc. is appealing the verdict and damages award.

     In June 1999, a Mississippi jury returned a verdict in favor of defendants, including PM Inc., in an action brought on behalf of an individual who died allegedly as a result of exposure to ETS. In May 1999, a Tennessee jury returned a verdict in favor of defendants, including PM Inc., in two of three individual smoking and health cases consolidated for trial. In the third case (not involving PM Inc.), the jury found liability against defendants and apportioned fault equally between plaintiff and defendants. Under Tennessee's system of modified comparative fault, because the jury found plaintiff and defendants to be equally at fault, recovery was not permitted.

     In March 1999, an Oregon jury awarded the estate of a deceased smoker
      $800,000 in actual damages, $21,500 in medical expenses and $79.5 million in punitive damages against PM Inc. The court reduced the punitive damages award to $32 million, and PM Inc. has appealed the verdict and damages award. In February 1999, a California jury awarded a former smoker $1.5 million in compensatory damages and $50 million in punitive damages against PM Inc. The court reduced the punitive damages award to $25 million, and PM Inc. appealed. In November 2001, a California district court of appeals affirmed the trial court's ruling; PM Inc. has appealed to the California Supreme Court.

     In December 1999, a French court, in an action brought on behalf of a deceased smoker, found that another cigarette manufacturer had a duty to warn him about risks associated with smoking prior to 1976, when the French government required warning labels on cigarette packs, and failed to do so. The court did not determine causation or liability, which were considered in subsequent proceedings. In September 2001, a French appellate court ruled in favor of defendant and dismissed plaintiff's claim.

  Engle Class Action

     Verdicts have been returned and judgment has been entered against PM Inc.
      and other defendants in the first two phases of this three-phase smoking and health class action trial in Florida. The class consists of all Florida residents and citizens, and their survivors, "who have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarettes that contain nicotine."

     In July 1999, the jury returned a verdict against defendants in phase one of the trial concerning certain issues determined by the trial court to be "common" to the causes of action of the plaintiff class. Among other things, the jury found that smoking cigarettes causes 20 diseases or medical conditions, that cigarettes are addictive or dependence-producing, defective and unreasonably dangerous, that defendants made materially false statements with the intention of misleading smokers, that defendants concealed or omitted material information concerning the health effects and/or the addictive nature of smoking cigarettes, and that defendants were negligent and engaged in extreme and outrageous conduct or acted with reckless disregard with the intent to inflict emotional distress.

     During phase two of the trial, the claims of three of the named plaintiffs were adjudicated in a consolidated trial before the same jury that returned the verdict in phase one. In April 2000, the jury determined

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      liability against the defendants and awarded $12.7 million in compensatory damages to the three named plaintiffs.

     In July 2000, the same jury returned a verdict assessing punitive damages on a lump sum basis for the entire class totaling approximately $145 billion against the various defendants in the case, including approximately $74 billion severally against PM Inc. PM Inc. believes that the punitive damages award was determined improperly and that it should ultimately be set aside on any one of numerous grounds. Included among these grounds are the following: under applicable law, (i) defendants are entitled to have liability and damages for each plaintiff tried by the same jury, an impossibility due to the jury's dismissal; (ii) punitive damages cannot be assessed before the jury determines entitlement to, and the amount of, compensatory damages for all class members; (iii) punitive damages must bear a reasonable relationship to compensatory damages, a determination that cannot be made before compensatory damages are assessed for all class members; and (iv) punitive damages can "punish" but cannot "destroy" the defendant. In March 2000, at the request of the Florida legislature, the Attorney General of Florida issued an advisory legal opinion stating that "Florida law is clear that compensatory damages must be determined prior to an award of punitive damages" in cases such as Engle. As noted above, compensatory damages for all but three members of the class have not been determined.

     Following the verdict in the second phase of the trial, the jury was dismissed, notwithstanding that liability and compensatory damages for all but three class members have not yet been determined. According to the trial plan, phase three of the trial will address other class members' claims, including issues of specific causation, reliance, affirmative defenses and other individual-specific issues regarding entitlement to damages, in individual trials before separate juries.

     It is unclear how the trial plan will be further implemented. The trial plan provides that the punitive damages award should be standard as to each class member and acknowledges that the actual size of the class will not be known until the last class member's case has withstood appeal, i.e., the punitive damages amount would be divided equally among those plaintiffs who, in addition to the successful phase two plaintiffs, are ultimately successful in phase three of the trial and in any appeal.

     Following the jury's punitive damages verdict in July 2000, defendants removed the case to federal district court following the intervention application of a union health fund that raised federal issues in the case. In November 2000, the federal district court remanded the case to state court on the grounds that the removal was premature.

     The trial judge in the state court, without a hearing, then immediately denied the defendants' post-trial motions and entered judgment on the compensatory and punitive damages awarded by the jury. PM Inc. and the Company believe that the entry of judgment by the trial court is unconstitutional and violates Florida law. PM Inc. has filed an appeal with respect to the entry of judgment, class certification and numerous other reversible errors that have occurred during the trial. PM Inc. has also posted a $100 million bond to stay execution of the judgment with respect to the $74 billion in punitive damages that has been awarded against it. The bond was posted pursuant to legislation that was enacted in Florida in May 2000 that limits the size of the bond that must be posted in order to stay execution of a judgment for punitive damages in a certified class action to no more than $100 million, regardless of the amount of punitive damages ("bond cap legislation").

     Plaintiffs had previously indicated that they believe the bond cap legislation is unconstitutional and might seek to challenge the $100 million bond. If the bond were found to be invalid, it would be commercially impossible for PM Inc. to post a bond in the full amount of the judgment and, absent appellate relief, PM Inc. would not be able to stay any attempted execution of the judgment in Florida. PM Inc. and the Company will take all appropriate steps to seek to prevent this worst-case scenario from occurring. In May 2001, the trial court approved a stipulation (the "Stipulation") among PM Inc., certain other defendants, plaintiffs and the plaintiff class that provides that execution or enforcement of the punitive damages component of the Engle judgment will remain stayed against PM Inc. and the other participating defendants through the completion of all judicial review. As a result of the Stipulation and in addition to the $100 million bond it previously posted, PM Inc. placed $1.2 billion into an interest-bearing escrow account for the benefit of the Engle class. Should PM Inc. prevail in its appeal of the case, both amounts are to be returned to PM Inc. PM Inc. also placed an additional $500 million into a separate interest-

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      bearing escrow account for the benefit of the Engle class. If PM Inc. prevails in its appeal, this amount will be paid to the court, and the court will determine how to allocate or distribute it consistent with the Florida Rules of Civil Procedure. In connection with the Stipulation, the Company recorded a $500 million pre-tax charge in its consolidated statement of earnings for the quarter ended March 31, 2001.

     In other developments, in August 1999, the trial judge denied a motion filed by PM Inc. and other defendants to disqualify the judge. The motion asserted, among other things, that the trial judge was required to disqualify himself because he is a former smoker who has a serious medical condition of a type that the plaintiffs claim, and the jury has found, is caused by smoking, making him financially interested in the result of the case and, under plaintiffs' theory of the case, a member of the plaintiff class. The Third District Court of Appeals denied defendants' petition to disqualify the trial judge. In January 2000, defendants filed a petition for a writ of certiorari to the United States Supreme Court requesting that it review the issue of the trial judge's disqualification, and in May 2000 the writ of certiorari was denied.

     PM Inc. and the Company remain of the view that the Engle case should not have been certified as a class action. The certification is inconsistent with the overwhelming majority of federal and state court decisions that have held that mass smoking and health claims are inappropriate for class treatment. PM Inc. has filed an appeal challenging the class certification and the compensatory and punitive damages awards, as well as numerous other reversible errors that it believes occurred during the trial to date.

                         Smoking and Health Litigation

     Plaintiffs' allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state RICO statutes. In certain of these cases, plaintiffs claim that cigarette smoking exacerbated the injuries caused by their exposure to asbestos. Plaintiffs in the smoking and health actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.

     In May 1996, the United States Court of Appeals for the Fifth Circuit held in the Castano case that a class consisting of all "addicted" smokers nationwide did not meet the standards and requirements of the federal rules governing class actions. Since this class decertification, lawyers for plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise "addiction" claims similar to those raised in the Castano case and, in many cases, claims of physical injury as well. As of December 31, 2001, smoking and health putative class actions were pending in Alabama, California, Florida, Illinois, Indiana, Iowa, Louisiana, Michigan, Missouri, Nevada, New Mexico, New York, North Carolina, Oregon, Tennessee, Texas, Utah, West Virginia and the District of Columbia, as well as in Brazil, Canada, Israel and Spain. Class certification has been denied or reversed by courts in 29 smoking and health class actions involving PM Inc. in Arkansas, the District of Columbia, Illinois (2), Iowa, Kansas, Louisiana, Maryland, Michigan, Minnesota, Nevada (4), New Jersey (6), New York (2), Ohio, Oklahoma, Pennsylvania, Puerto Rico, South Carolina, Texas and Wisconsin, while classes remain certified in the Engle case in Florida (discussed above), two cases in California and in a case in Louisiana in which plaintiffs seek the creation of funds to pay for medical monitoring and smoking cessation programs for class members. Some of the decisions denying or granting plaintiffs' motions for class certification are on appeal. In May 1999, the United States Supreme Court declined to review the decision of the United States Court of Appeals for the Third Circuit affirming a lower court's decertification of a class. In November 2001, in the first medical monitoring class action case to go to trial, a West Virginia jury returned a verdict in favor of all defendants, including PM Inc.; in January 2002, the trial court denied plaintiffs' motion for a new trial.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

                      Health Care Cost Recovery Litigation

  Overview

     In certain pending proceedings, domestic and foreign governmental entities and non-governmental plaintiffs, including union health and welfare funds ("unions"), Native American tribes, insurers and self-insurers such as Blue Cross and Blue Shield plans, hospitals, taxpayers and others, are seeking reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages as well. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees. Certain of the health care cost recovery cases purport to be brought on behalf of a class of plaintiffs.

     The claims asserted in the health care cost recovery actions include the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking, the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state RICO statutes.

     Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, "unclean hands" (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit and statute of limitations. In addition, defendants argue that they should be entitled to "set off" any alleged damages to the extent the plaintiff benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by "standing in the shoes" of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.

     Although there have been some decisions to the contrary, most courts that have decided motions in these cases have dismissed all or most of the claims against the industry. In addition, eight federal circuit courts of appeals, the Second, Third, Fifth, Seventh, Eighth, Ninth, Eleventh and District of Columbia circuits, as well as California and Tennessee intermediate appellate courts, relying primarily on grounds that plaintiffs' claims were too remote, have affirmed dismissals of, or reversed trial courts that had refused to dismiss, health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs' appeals from the cases decided by the courts of appeals for the Second, Third, Ninth and District of Columbia circuits.

     As of December 31, 2001, there were an estimated 45 health care cost recovery cases pending in the United States against PM Inc., and in some instances, the Company, including the case filed by the United States government, which is discussed below under "Federal Government's Lawsuit."

     The cases brought in the United States include actions brought by Belize, Bolivia, Ecuador, Guatemala, Honduras, Nicaragua, the Province of Ontario, Canada, Panama, the Russian Federation, Tajikistan, Ukraine, Venezuela, 11 Brazilian states, 11 Brazilian cities and a group of Argentine unions. The actions brought by Belize, Bolivia, Ecuador, Guatemala, Honduras, Nicaragua, the Province of Ontario, Panama, the Russian Federation, Tajikistan, Ukraine, Venezuela, 9 Brazilian states and 11 Brazilian cities were consolidated for pre-trial purposes and transferred to the United States District Court for the District of Columbia. The court has remanded the cases of Venezuela, Ecuador and two Brazilian states to state court in Florida, and defendants appealed to the United States Court of Appeals for the District of Columbia Circuit. Subsequent to remand, the Ecuador case was voluntarily dismissed. In November 2001, the cases brought by Venezuela and the Brazilian state of Espirito Santo were dismissed, and Venezuela has appealed. The district court dismissed the cases brought by Guatemala, Nicaragua, Ukraine, and the

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      Province of Ontario, and plaintiffs appealed. In May 2001, the United States Court of Appeals for the District of Columbia Circuit affirmed the district court's dismissals of the cases brought by Guatemala, Nicaragua and Ukraine, and in October 2001, the United States Supreme Court refused to consider plaintiffs' appeal. In November 2001, the Province of Ontario voluntarily dismissed its appeal. In January 2001, the Superior Court of the District of Columbia dismissed the suit brought by the Argentine unions. In addition to cases brought in the United States, health care cost recovery actions have also been brought in Israel, the Marshall Islands, the Province of British Columbia, Canada, and France, and other entities have stated that they are considering filing such actions.

     In March 1999, in the first health care cost recovery case to go to trial, an Ohio jury returned a verdict in favor of defendants on all counts. In June 2001, a New York jury returned a verdict awarding $6.83 million in compensatory damages against PM Inc. and a total of $11 million against four other defendants in a health care cost recovery action brought by a Blue Cross and Blue Shield plan; in October 2001, the trial court denied defendants' post-trial motions challenging the verdict and, in November 2001, entered judgment in the case; PM Inc. has appealed.

  Settlements of Health Care Cost Recovery Litigation

     In November 1998, PM Inc. and certain other United States tobacco product manufacturers entered into the Master Settlement Agreement (the "MSA") with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM Inc. and certain other United States tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the "State Settlement Agreements"). The MSA has received final judicial approval in all 52 settling jurisdictions.

     The State Settlement Agreements require that the domestic tobacco industry make substantial annual payments in the following amounts (excluding future annual payments contemplated by the agreement with tobacco growers discussed below), subject to adjustment for several factors, including inflation, market share and industry volume: 2001, $9.9 billion; 2002, $11.3 billion; 2003, $10.9 billion; 2004 through 2007, $8.4 billion each year; and, thereafter, $9.4 billion each year. In addition, the domestic tobacco industry is required to pay settling plaintiffs' attorneys' fees, subject to an annual cap of $500 million, as well as additional annual payments of $250 million through 2003. These payment obligations are the several and not joint obligations of each settling defendant. PM Inc.'s portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, PM Inc. records its portions of ongoing settlement payments as part of cost of sales as product is shipped.

     The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.

     As part of the MSA, the settling defendants committed to work cooperatively with the tobacco-growing states to address concerns about the potential adverse economic impact of the MSA on tobacco growers and quota-holders. To that end, four of the major domestic tobacco product manufacturers, including PM Inc., and the grower states, have established a trust fund to provide aid to tobacco growers and quota-holders. The trust will be funded by these four manufacturers over 12 years with payments, prior to application of various adjustments, scheduled to total $5.15 billion. Future industry payments (2002 through 2008, $500 million each year; 2009 and 2010, $295 million each year) are subject to adjustment for several factors, including inflation, United States cigarette volume and certain other contingent events, and, in general, are to be allocated based on each manufacturer's relative market share. PM Inc. records its portion of these payments as part of cost of sales as product is shipped.

     The State Settlement Agreements have materially adversely affected the volumes of PM Inc. and the Company; the Company believes that they may materially adversely affect the business, volumes, results of operations, cash flows or financial position of PM Inc. and the Company in future periods. The degree of the adverse impact will depend, among other things, on the rates of decline in United States cigarette sales in the premium and discount segments, PM Inc.'s share of the domestic premium and discount

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and the other State Settlement Agreements.

     Certain litigation has arisen challenging the validity of the MSA and alleging violations of antitrust laws.

     In April 1999, a putative class action was filed in federal district court on behalf of all firms that directly buy cigarettes in the United States from defendant tobacco manufacturers. The complaint alleged violation of antitrust law, based in part on the MSA. Plaintiffs sought treble damages computed as three times the difference between current prices and the price plaintiffs would have paid for cigarettes in the absence of an alleged conspiracy to restrain and monopolize trade in the domestic cigarette market, together with attorneys' fees. Plaintiffs also sought injunctive relief against certain aspects of the MSA. In March 2000, the court granted defendants' motion to dismiss the complaint, and plaintiffs appealed. In June 2001, the appellate court affirmed the trial court's ruling, and in January 2002, the United States Supreme Court refused to consider plaintiffs' appeal.

     Since June 1999, a putative class action brought on behalf of certain
      Native American tribes and other suits challenging the validity of the MSA have been filed against PM Inc., and in certain instances, the Company. Plaintiffs in these cases allege that by entering into the MSA, defendants have violated plaintiffs' constitutional rights or antitrust laws. The case brought on behalf of the Native American tribes was dismissed by the trial court, and the tribes' appeal was denied by the appellate court.

     In addition, since December 2000, cases have been filed in Virginia and Pennsylvania against governmental entities alleging that enforcement of the MSA is unconstitutional and violates antitrust laws. Neither PM Inc. nor the Company is a party to these suits.

  Federal Government's Lawsuit

     In 1999, the United States government filed a lawsuit in the United States
      District Court for the District of Columbia against various cigarette manufacturers and others, including PM Inc. and the Company, asserting claims under three federal statutes, the Medical Care Recovery Act ("MCRA"), the Medicare Secondary Payer ("MSP") provisions of the Social Security Act and the Racketeer Influenced and Corrupt Organizations Act ("RICO"). The lawsuit seeks to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants' fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans' health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleges that such costs total more than $20 billion annually. It also seeks various types of equitable and declaratory relief, including disgorgement, an injunction prohibiting certain actions by the defendants, and a declaration that the defendants are liable for the federal government's future costs of providing health care resulting from defendants' alleged past tortious and wrongful conduct. PM Inc. and the Company moved to dismiss this lawsuit on numerous grounds, including that the statutes invoked by the government do not provide a basis for the relief sought. In September 2000, the trial court dismissed the government's MCRA and MSP claims, but permitted discovery to proceed on the government's claims for equitable relief under RICO. In October 2000, the government moved for reconsideration of the trial court's order to the extent that it dismissed the MCRA claims for health care costs paid pursuant to government health benefit programs other than Medicare and the Federal Employees Health Benefits Act. In February 2001, the government filed an amended complaint attempting to replead the MSP claims. In July 2001, the court denied the government's motion for reconsideration of the dismissal of the MCRA claims and dismissed the government's amended MSP claims. Trial of the case is currently scheduled for July 2003.

     In June 2001, representatives of the Department of Justice invited the defendants, including PM Inc. and the Company, to participate in settlement discussions. A meeting with representatives of the Department of Justice was held in July 2001. PM Inc. and the Company cannot predict whether discussions will continue or the outcome of any such discussions. The Company and PM Inc. believe that they have a number of valid defenses to the lawsuit and will continue to vigorously defend it.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

                    Certain Other Tobacco-Related Litigation

     Lights/Ultra Lights Cases: As of December 31, 2001, there were 11 putative class actions pending against PM Inc. and the Company in California, Florida, Illinois, Massachusetts, Minnesota, Missouri, New Jersey, Ohio
      (2), Tennessee and West Virginia on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Plaintiffs in these cases allege, among other things, that the use of the terms "Lights" and/or "Ultra Lights" constitutes deceptive and unfair trade practices, and seek injunctive and equitable relief, including restitution. In November 2001, plaintiffs voluntarily dismissed a case in Pennsylvania, and in October 2001, a Massachusetts court certified a statewide class. In February 2001, an Illinois court also certified a class, and trial in this case is scheduled for August 2002. During the first quarter of 2001, plaintiffs voluntarily dismissed cases in Florida and New York. In July 2001, an Arizona court refused to certify a class, and that case has been voluntarily dismissed.

     Cigarette Importation Cases:  As of December 31, 2001, the European
      Community, various Departments of Colombia, Ecuador, Belize and Honduras had filed suits in the United States against the Company and certain of its subsidiaries, including PM Inc. and PMI, and other cigarette manufacturers and their affiliates, alleging that defendants sold to distributors cigarettes that would be illegally imported into the plaintiff jurisdictions in an effort to evade taxes. The claims asserted in these cases include negligence, negligent misrepresentation, fraud, unjust enrichment, violations of RICO and its state-law equivalents and conspiracy. Plaintiffs in these cases seek actual damages, treble damages and undisclosed injunctive relief. In January 2001, the Company and its defendant subsidiaries moved to dismiss the complaints filed in the European Community and Colombia cases. In July 2001, the court dismissed the complaint filed by the European Community for lack of standing, while noting that the ruling is not applicable to suits that the European Community's member states may choose to file, and in August 2001, the European Community and ten member states refiled the complaint. Also, in July 2001, PM Inc. and the Company moved to dismiss the complaint filed by Ecuador. In September 2001, PM Inc. and the Company moved to dismiss the complaints filed by Belize and Honduras. In October 2001, the United States Court of Appeals for the Second Circuit affirmed the dismissal of a cigarette importation case filed against another cigarette manufacturer. In November 2001, the company moved to dismiss the complaint filed by the European Community in August 2001.

     Asbestos Contribution Cases: As of December 31, 2001, an estimated 13 suits were pending on behalf of former asbestos manufacturers and affiliated entities against domestic tobacco manufacturers, including PM Inc. These cases seek, among other things, contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking. Plaintiffs in most of these cases also seek punitive damages. The aggregate amounts claimed in these cases range into the billions of dollars.

     Retail Leaders Case: Three domestic tobacco manufacturers have filed suit against PM Inc. seeking to enjoin the PM Inc. "Retail Leaders" program that became available to retailers in October 1998. The complaint alleges that this retail merchandising program is exclusionary, creates an unreasonable restraint of trade and constitutes unlawful monopolization. In addition to an injunction, plaintiffs seek unspecified treble damages, attorneys' fees, costs and interest. In June 1999, the court issued a preliminary injunction enjoining PM Inc. from prohibiting retail outlets that participate in the program at one of the levels from installing competitive permanent signage in any section of the "industry fixture" that displays or holds packages of cigarettes manufactured by a firm other than PM Inc., or requiring those outlets to allocate a percentage of cigarette-related permanent signage to PM Inc. greater than PM Inc.'s market share. The court also enjoined PM Inc. from prohibiting retailers participating in the program from advertising or conducting promotional programs of cigarette manufacturers other than PM Inc. The preliminary injunction does not affect any other aspect of the Retail Leaders program. In May 2001, the court denied plaintiffs' motion alleging that PM Inc. had violated the preliminary injunction. In July 2001, one plaintiff filed a motion to modify and expand the preliminary injunction. The motion was denied in December 2001. In October 2001, PM Inc. moved for summary judgment dismissing all of plaintiffs' claims. Although no trial date has been set, the court has indicated a probable trial date of May 2002.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     Vending Machine Case: Plaintiffs, who began their case as a purported nationwide class of cigarette vending machine operators, allege that PM Inc. has violated the Robinson-Patman Act in connection with its promotional and merchandising programs available to retail stores and not available to cigarette vending machine operators. Plaintiffs request actual damages, treble damages, injunctive relief, attorneys' fees and costs, and other unspecified relief. In June 1999, the court denied plaintiffs' motion for a preliminary injunction. Plaintiffs have withdrawn their request for class action status. In August 2001, the court granted PM Inc.'s motion for summary judgment and dismissed, with prejudice, the claims of ten plaintiffs. In October 2001, the court certified its decision for appeal to the United States Court of Appeals for the Sixth Circuit following the stipulation of all plaintiffs that the district court's dismissal would, if affirmed, be binding on all plaintiffs.

     Tobacco Price Cases: As of December 31, 2001, there were 36 putative class actions pending against PM Inc. and other domestic tobacco manufacturers, as well as, in certain instances, the Company and PMI, alleging that defendants conspired to fix cigarette prices in violation of antitrust laws. Seven of the putative class actions were filed in various federal district courts by direct purchasers of tobacco products, and the remaining 29 were filed in 14 states and the District of Columbia by retail purchasers of tobacco products. In November 2001, the court granted plaintiff's motion for class certification and denied defendant's motion to dismiss in a case pending in state court in Kansas. In December 2001, the court denied plaintiff's motion for class certification in a case pending in state court in Minnesota. The seven federal class actions have been consolidated. In November 2000, the court hearing the consolidated cases granted in part and denied in part defendants' motion to dismiss portions of the consolidated complaint. The court has certified a class of plaintiffs who made direct purchases between February 1996 and February 2000. In June 2001, the court granted defendants' motion to dismiss the fraudulent concealment allegations in the complaint.

     Tobacco Growers' Case: In February 2000, a suit was filed on behalf of a purported class of tobacco growers and quota-holders, and amended complaints were filed in May 2000 and in August 2000. The second amended complaint alleges that defendants, including PM Inc., violated antitrust laws by bid-rigging and allocating purchases at tobacco auctions and by conspiring to undermine the tobacco quota and price-support program administered by the federal government. In October 2000, defendants filed motions to dismiss the amended complaint and to transfer the case, and plaintiffs filed a motion for class certification. In November 2000, the court granted defendants' motion to transfer the case to the United States District Court for the Middle District of North Carolina. In December 2000, plaintiffs served a motion for leave to file a third amended complaint to add tobacco leaf buyers as defendants. This motion was granted, and the additional parties were served in February 2001. In March 2001, the leaf buyer defendants filed a motion to dismiss the case. In June 2001, the manufacturing and leaf buyer defendants filed a joint memorandum in opposition to plaintiffs' motion for class certification. In July 2001, the court denied the manufacturer and leaf buyer defendants' motions to dismiss the case.

     Consolidated Putative Punitive Damages Cases: In September 2000, a putative class action was filed in the federal district court in the Eastern District of New York that purports to consolidate punitive damages claims in ten tobacco-related actions currently pending in the federal district court in the Eastern Districts of New York and Pennsylvania. In November 2000, the court hearing this case indicated that, in its view, it appears likely that plaintiffs will be able to demonstrate a basis for certification of an opt-out compensatory damages class and a non-opt-out punitive damages class. In December 2000, plaintiffs served a motion for leave to file an amended complaint and a motion for class certification. A hearing on plaintiffs' motion for class certification was held in March 2001.

                             Certain Other Actions

     National Cheese Exchange Cases: Since 1996, seven putative class actions have been filed by various dairy farmers alleging that Kraft Foods Inc., its subsidiaries and others engaged in a conspiracy to fix and depress the prices of bulk cheese and milk through their trading activity on the National Cheese Exchange. Plaintiffs seek injunctive and equitable relief and unspecified treble damages. Two of the actions were voluntarily dismissed by plaintiffs after class certification was denied. Three cases were consolidated in state court in Wisconsin, and in November 1999, the court granted Kraft's motion for summary judgment. In June 2001, the Wisconsin Court of Appeals affirmed the trial court's ruling. In

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

      October 2001, the Wisconsin Supreme Court granted plaintiffs' petition for further review. Kraft's motions to dismiss were granted in the cases pending in Illinois state court and in the United States District Court for the Central District of California. Appellate courts have reversed and remanded both cases for further proceedings. No classes have been certified in any of the cases. In January 2002, following the parties' settlement of the matter, the Illinois case was dismissed with prejudice.

     Italian Tax Matters:  One hundred ninety-four tax assessments alleging the nonpayment of taxes in Italy (value-added taxes for the years 1988 to 1996 and income taxes for the years 1987 to 1996) have been served upon certain affiliates of the Company, including six new assessments (for the year
      1996), which were served in October and December 2001. The aggregate amount of alleged unpaid taxes assessed to date is the euro equivalent of $2.1 billion. In addition, the euro equivalent of $3.1 billion in interest and penalties has been assessed. The Company anticipates that value-added and income tax assessments may also be received with respect to subsequent years. All of the assessments are being vigorously contested. To date, the Italian administrative tax court in Milan has overturned 188 of the assessments. The decisions to overturn 185 assessments have been appealed by the tax authorities to the regional appellate court in Milan. To date, the regional appellate court has rejected 51 of the appeals filed by the tax authorities. The tax authorities have appealed 45 of the 51 decisions of the regional appellate court to the Italian Supreme Court, and a hearing on these cases was held in December 2001. Six of the 51 decisions were not appealed and are now final. In a separate proceeding in October 1997, a Naples court dismissed charges of criminal association against certain present and former officers and directors of affiliates of the Company, but permitted tax evasion and related charges to remain pending. In February 1998, the criminal court in Naples determined that jurisdiction was not proper, and the case file was transmitted to the public prosecutor in Milan. In December 2000, the Milan prosecutor took certain procedural steps that may indicate his intention to recommend that charges be pursued against certain of these present and former officers and directors. The Company, its affiliates and the officers and directors who are subject to the proceedings believe they have complied with applicable Italian tax laws and are vigorously contesting the pending assessments and proceedings.
                                  ------------

     It is not possible to predict the outcome of the litigation pending against the Company and its subsidiaries. Litigation is subject to many uncertainties. Unfavorable verdicts awarding compensatory and punitive damages against PM Inc. have been returned in the Engle smoking and health class action, several individual smoking and health cases and a health care cost recovery case and are being appealed. It is possible that there could be further adverse developments in these cases and that additional cases could be decided unfavorably. An unfavorable outcome or settlement of a pending smoking and health or health care cost recovery case could encourage the commencement of additional similar litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry that have received widespread media attention. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation.

     Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending tobacco-related litigation, and the Company has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. The present legislative and litigation environment is substantially uncertain, and it is possible that the Company's business, volume, results of operations, cash flows or financial position could be materially affected by an unfavorable outcome or settlement of certain pending litigation or by the enactment of federal or state tobacco legislation. The Company and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to all litigation pending against it, as well as valid bases for appeal of adverse verdicts against it. All such cases are, and will continue to be, vigorously defended. However, the Company and its subsidiaries may enter into discussions in an attempt to settle particular cases if they believe it is in the best interests of the Company's stockholders to do so.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

Note 17. Quarterly Financial Data (Unaudited):

                                                    2001 Quarters
                                       ----------------------------------------
                                         1st        2nd        3rd        4th
                                         ---        ---        ---        ---
                                         (in millions, except per share data)
Operating revenues                     $22,359    $23,188    $22,404    $21,973
                                       =======    =======    =======    =======
Gross profit                           $ 9,757    $10,270    $ 9,972    $ 9,678
                                       =======    =======    =======    =======
Earnings before cumulative effect
  of accounting change                 $ 1,786    $ 2,288    $ 2,328    $ 2,164

Cumulative effect of accounting
  change                                    (6)
                                       -------    -------    -------    -------
Net earnings                           $ 1,780    $ 2,288    $ 2,328    $ 2,164
                                       =======    =======    =======    =======
Per share data:

  Basic EPS                            $  0.81    $  1.04    $  1.07    $  1.00
                                       =======    =======    =======    =======
  Diluted EPS                          $  0.80    $  1.03    $  1.06    $  0.99
                                       =======    =======    =======    =======
  Dividends declared                   $  0.53    $  0.53    $  0.58    $  0.58
                                       =======    =======    =======    =======
  Market price - high                  $ 52.04    $ 53.88    $ 49.76    $ 51.72
               - low                   $ 38.75    $ 44.00    $ 43.00    $ 44.70

                                                    2000 Quarters
                                       ----------------------------------------
                                         1st        2nd        3rd        4th
                                         ---        ---        ---        ---
                                         (in millions, except per share data)
Operating revenues                     $20,040    $20,844    $20,058    $19,414
                                       =======    =======    =======    =======
Gross profit                           $ 8,287    $ 8,906    $ 8,486    $ 8,449
                                       =======    =======    =======    =======
Net earnings                           $ 2,009    $ 2,171    $ 2,319    $ 2,011
                                       =======    =======    =======    =======
Per share data:

  Basic EPS                            $  0.87    $  0.96    $  1.04    $  0.91
                                       =======    =======    =======    =======
  Diluted EPS                          $  0.87    $  0.95    $  1.03    $  0.90
                                       =======    =======    =======    =======
  Dividends declared                   $  0.48    $  0.48    $  0.53    $  0.53
                                       =======    =======    =======    =======
  Market price - high                  $ 24.63    $ 28.75    $ 34.00    $ 45.94
               - low                   $ 18.69    $ 20.38    $ 23.00    $ 29.56

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------

     During 2001, the Company recorded pre-tax charges as follows:

                                                             2001 Quarters
                                                       -------------------------
                                                       1st     2nd    3rd    4th
                                                       ---     ---    ---    ---
                                                             (in millions)
Litigation-related expense                            $500
Loss on sale of a North American food factory           29
Nabisco integration costs                                            $37    $16
Contract brewing agreement                                            19
                                                      ----    ---    ---    ---
                                                      $529    $--    $56    $16
                                                      ====    ===    ===    ===

     During 2000, the Company recorded a $139 million pre-tax gain related to the sale of a French confectionery business in the third quarter and a $100 million pre-tax gain related to the sale of beer rights in the fourth quarter.